Exhibit 10.1
Execution Version
NUANCE COMMUNICATIONS, INC.
U.S.$600,000,000 2.75% Convertible Debentures Due 2031*
Purchase Agreement
October 18, 2011
Morgan Stanley & Co. LLC
As Representative of the several
Initial Purchasers named in
Schedule I hereto
c/o Morgan Stanley & Co. LLC
1585 Broadway
New York, New York 10036
Ladies and Gentlemen:
          Nuance Communications, Inc., a corporation organized under the laws of Delaware (the “Company”), proposes to issue and sell to the several parties named in Schedule I hereto (the “Initial Purchasers”), for whom you (the “Representative”) are acting as representative, U.S.$600,000,000 principal amount of its 2.75% Convertible Debentures due 2031 (the “Firm Securities”). The Company also proposes to grant to the Initial Purchasers an option to purchase up to U.S.$90,000,000 additional principal amount of such Debentures to cover over-allotments, if any (the “Option Securities” and, together with the Firm Securities, the “Securities”). The Securities are convertible into shares of Common Stock, par value U.S.$0.001 per share (the “Common Stock”), of the Company at the conversion price set forth herein. The Securities are to be issued under an indenture (the “Indenture”), to be dated as of the Closing Date, between the Company and U.S. Bank National Association, as trustee (the “Trustee”). To the extent there are no additional parties listed on Schedule I other than you, the term Representative as used herein shall mean you as the Initial Purchaser, and the terms Representative and Initial Purchasers shall mean either the singular or plural as the context requires. The use of the neuter in this Agreement shall include the feminine and masculine wherever appropriate. Certain terms used herein are defined in Section 24 hereof.

*	Plus an option to purchase up to U.S.$90,000,000 additional principal amount from the Company to cover over-allotments.

          The sale of the Securities to the Initial Purchasers will be made without registration of the Securities or the Common Stock issuable upon conversion thereof under the Act in reliance upon exemptions from the registration requirements of the Act.
          In connection with the sale of the Securities, the Company has prepared a preliminary offering memorandum, dated October 18, 2011 (as amended or supplemented at the date thereof, including any and all exhibits thereto and any information incorporated by reference therein, the “Preliminary Memorandum”), and a final offering memorandum, dated October 18, 2011 (as amended or supplemented at the Execution Time, including any and all exhibits thereto and any information incorporated by reference therein, the “Final Memorandum”). Each of the Preliminary Memorandum and the Final Memorandum sets forth certain information concerning the Company, the Securities and the Common Stock issuable upon conversion thereof. The Company hereby confirms that it has authorized the use of the Disclosure Package, the Preliminary Memorandum and the Final Memorandum, and any amendment or supplement thereto, in connection with the offer and sale of the Securities by the Initial Purchasers. Unless stated to the contrary, any references herein to the terms “amend”, “amendment” or “supplement” with respect to the Final Memorandum shall be deemed to refer to and include any information filed under the Exchange Act subsequent to the Execution Time that is incorporated by reference therein.
          1. Representations and Warranties. The Company represents and warrants to, and agrees with, each Initial Purchaser as set forth below in this Section 1.
          (a) The Preliminary Memorandum, at the date thereof, did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. At the Execution Time, on the Closing Date and on any settlement date, the Final Memorandum did not and will not (and any amendment or supplement thereto, at the date thereof, at the Closing Date and on any settlement date, will not) contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representation or warranty as to the information contained in or omitted from the Preliminary Memorandum or the Final Memorandum, or any amendment or supplement thereto, in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Initial Purchasers through the Representative specifically for inclusion therein, it being understood and agreed that the only such information furnished by or on behalf of any Initial Purchaser consists of the information described as such in Section 8(b) hereof.
          (b) The Disclosure Package, as of the Execution Time, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the Company by any Initial Purchaser through the Representative specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Initial Purchaser consists of the information described as such in Section 8(b) hereof.

          (c) Since the date of the most recent financial statements included in the Disclosure Package and the Final Memorandum (exclusive of any supplement thereto), there has been no material adverse change in the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any supplement thereto).
          (d) None of the Company, its Affiliates, or any person acting on its or their behalf has directly or indirectly, made offers or sales of any security, or solicited offers to buy, any security under circumstances that would require the registration of the Securities or the Common Stock issuable upon conversion thereof under the Act.
          (e) None of the Company, its Affiliates, or any person acting on its or their behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Securities.
          (f) The Securities satisfy the eligibility requirements of Rule 144A(d)(3) under the Act.
          (g) No registration under the Act of the Securities or the Common Stock issuable upon conversion thereof is required for the offer and sale of the Securities to or by the Initial Purchasers in the manner contemplated herein, in the Disclosure Package and the Final Memorandum.
          (h) The Company is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Disclosure Package and the Final Memorandum will not be, an “investment company” as defined in the Investment Company Act.
          (i) The Company is subject to and in full compliance with the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.
          (j) The Company has not paid or agreed to pay to any person any compensation for soliciting another to purchase any securities of the Company (except as contemplated in this Agreement).
          (k) The Company has not taken, directly or indirectly, any action designed to or that has constituted or that might reasonably be expected to cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.
          (l) Each of the Company and its subsidiaries has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction in which it is chartered or organized with full corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Disclosure Package and the Final Memorandum, and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction that requires such qualification, except where the failure to be in good standing would not reasonably be expected to have a Material Adverse Effect (as defined herein).
          (m) All the outstanding shares of capital stock of each subsidiary have been duly authorized and validly issued and are fully paid and nonassessable, and, except as otherwise set forth in the Disclosure Package and the Final Memorandum and except for director nominee shares immaterial in amount, all outstanding shares of capital stock of the subsidiaries are owned by the Company either directly or through wholly owned subsidiaries free and clear of any security interest, claim, lien or encumbrance.
          (n) The Company’s authorized equity capitalization is as set forth in the Disclosure Package and the Final Memorandum; the capital stock of the Company conforms to the description thereof contained in the Disclosure Package and the Final Memorandum; the outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable; the shares of Common Stock initially issuable upon conversion of the Securities have been duly authorized and, when issued upon conversion of the Securities against payment of the conversion price, will be validly issued, fully paid and nonassessable; the Board of Directors of the Company has duly and validly adopted resolutions reserving such shares of Common Stock for issuance upon conversion of the Securities; the holders of outstanding shares of capital stock of the Company are not entitled to preemptive or other rights to subscribe for the Securities or the shares of Common Stock issuable upon conversion thereof; and, except as set forth in the Disclosure Package and the Final Memorandum, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of capital stock of or ownership interests in the Company are outstanding.
          (o) The statements in the Preliminary Memorandum and the Final Memorandum under the headings “Certain U.S. Federal Income Tax Considerations”, “Description of Debentures”, “Description of Capital Stock”, “Plan of Distribution” and “Legal Proceedings” (which section is incorporated by reference) fairly summarize the matters therein described in all material respects.
          (p) This Agreement has been duly authorized, executed and delivered by the Company; the Indenture has been duly authorized and, assuming due authorization, execution and delivery thereof by the Trustee, when executed and delivered by the Company, will constitute a legal, valid, binding instrument enforceable against the Company in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity); the Securities have been duly authorized, and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchasers, will have been duly executed and delivered by the Company and will constitute the legal, valid and binding obligations of the Company entitled to the benefits of the Indenture (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity) and will be convertible into Common Stock in accordance with their terms.
          (q) No consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the transactions contemplated herein or in the Indenture, except such as may be required under the blue sky laws of any jurisdiction in which the Securities are offered and sold.
          (r) None of the execution and delivery of the Indenture or this Agreement, the issuance and sale of the Securities or the issuance of the Common Stock upon conversion thereof, or the consummation of any other of the transactions herein or therein contemplated, or the fulfillment of the terms hereof or thereof will conflict with, result in a breach or violation of, or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, (i) the charter or by-laws or comparable constituting documents of the Company or any of its subsidiaries; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company or any of its subsidiaries is a party or bound or to which its or their property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its subsidiaries or any of its or their properties, other than in (ii) or (iii), as disclosed in the Disclosure Package or those violations or defaults that would not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the transactions contemplated by this Agreement.
          (s) The consolidated historical financial statements and schedules of the Company and its consolidated subsidiaries included or incorporated by reference in the Disclosure Package and the Final Memorandum present fairly the financial condition, results of operations and cash flows of the Company as of the dates and for the periods indicated, comply as to form with the applicable accounting requirements of Regulation S-X and have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods involved (except as otherwise noted therein and except that the Disclosure Package and the Final Memorandum do not include financial statements of Loquendo S.p.A. or Swype, Inc., or pro forma financial statements reflecting the acquisitions of Loquendo S.p.A. or Swype, Inc.); the selected financial data set forth under the caption “Summary Consolidated Financial Information” in the Preliminary Memorandum and the Final Memorandum fairly present, on the basis stated in the Preliminary Memorandum and the Final Memorandum, the information included or incorporated by reference therein; the pro forma financial statements included or incorporated by reference in the Disclosure Package and the Final Memorandum comply as to form with the applicable requirements of Regulation S-X except that the Disclosure Package and the Final Memorandum do not include pro forma financial statements reflecting the acquisition of Loquendo S.p.A. or Swype, Inc.
          (t) No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries or its or their property is pending or, to the best knowledge of the Company, threatened that (i) could reasonably be expected to have a material adverse effect on the performance of this Agreement or the Indenture, or the consummation of any of the transactions contemplated hereby or thereby or (ii) could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business (a “Material Adverse Effect”), except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).
          (u) Each of the Company and each of its subsidiaries owns or leases all such properties as are necessary to the conduct of its operations as presently conducted.
          (v) Neither the Company nor any subsidiary is in violation or default of (i) any provision of its charter or bylaws or comparable constituting documents; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Company or such subsidiary of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or such subsidiary or any of its properties, as applicable, other than in (ii) or (iii), those violations or defaults that would not reasonably be expected to have a Material Adverse Effect.
          (w) BDO Seidman, LLP, who have certified certain financial statements of the Company and its consolidated subsidiaries and delivered their report with respect to the audited consolidated financial statements and schedules included or incorporated by reference in the Disclosure Package and the Final Memorandum, are independent public accountants with respect to the Company within the meaning of generally accepted accounting principles in the United States and within the meaning of the Act.
          (x) There are no stamp or other issuance or transfer taxes or duties or other similar fees or charges required to be paid in connection with the execution and delivery of this Agreement or the issuance or sale of the Securities or upon the issuance of Common Stock upon the conversion thereof.
          (y) The Company has filed all applicable tax returns that are required to be filed or has requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto)) and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).
          (z) No labor problem or dispute with the employees of the Company or any of its subsidiaries exists or is threatened or imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or its subsidiaries’ principal suppliers, contractors or customers, except as would not have a Material Adverse Effect, and except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).
          (aa) The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and, in its judgment, in such amounts as are prudent and customary in the businesses in which they are engaged; all policies of insurance and fidelity or surety bonds insuring the Company or any of its subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; the Company and its subsidiaries are in compliance with the terms of such policies and instruments; there are no claims by the Company or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; neither the Company nor any of its subsidiaries has been refused any insurance coverage sought or applied for; and neither the Company nor any of its subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).
          (bb) No subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s property or assets to the Company or any other subsidiary of the Company, except as described in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).
          (cc) The Company and its subsidiaries possess all licenses, certificates, permits and other authorizations issued by all applicable authorities necessary to conduct their respective businesses, except as would not have a Material Adverse Effect, and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).
          (dd) The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and its subsidiaries’ internal controls over financial reporting are effective and the

Company and its subsidiaries are not aware of any material weakness in their internal controls over financial reporting.
          (ee) The Company and its subsidiaries maintain “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are effective.
          (ff) The Company and its subsidiaries are (i) in compliance with any and all applicable laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”); (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) have not received notice of any actual or potential liability under any Environmental Law, except where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability would not, individually or in the aggregate, have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto). Except as set forth in the Disclosure Package and the Final Memorandum, neither the Company nor any of its subsidiaries has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.
          (gg) None of the following events has occurred or exists: (i) a failure to fulfill the obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the regulations and published interpretations thereunder with respect to a Plan, determined without regard to any waiver of such obligations or extension of any amortization period; (ii) an audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other federal or state governmental agency or any foreign regulatory agency with respect to the employment or compensation of employees by any of the Company or any of its subsidiaries that could have a Material Adverse Effect; (iii) any breach of any contractual obligation, or any violation of law or applicable qualification standards, with respect to the employment or compensation of employees by the Company or any of its subsidiaries that could have a Material Adverse Effect. None of the following events has occurred or is reasonably likely to occur: (i) a material increase in the aggregate amount of contributions required to be made to all Plans in the current fiscal year of the Company and its subsidiaries compared to the amount of such contributions made in the most recently completed fiscal year of the Company and its subsidiaries; (ii) a material increase in the “accumulated post-retirement benefit obligations” (within the meaning of Statement of Financial Accounting Standards 106) of the Company and its subsidiaries compared to the amount of such obligations in the most recently completed fiscal year of the Company and its subsidiaries; (iii) any event or condition giving rise to a liability under Title IV of ERISA that could have a Material Adverse Effect; or (iv) the filing of a claim by one or more employees or former employees of the Company or any of its subsidiaries related to their employment that could have a Material Adverse Effect. For purposes of this paragraph, the term “Plan” means a plan (within the meaning of Section 3(3) of ERISA)

subject to Title IV of ERISA with respect to which the Company or any of its subsidiaries may have any liability.
          (hh) To the extent that information is required to be publicly disclosed under the U.K. Financial Services Authority’s Price Stabilising Rules (the “Stabilizing Rules”) before stabilizing transactions can be undertaken by the Company in compliance with the safe harbor provided under such Stabilizing Rules, such information has been adequately publicly disclosed (within the meaning of the Stabilizing Rules).
          (ii) Neither the Company nor any of its subsidiaries or affiliates, nor any director, officer, or employee, nor, to the Company’s knowledge, any agent or representative of the Company or of any of its subsidiaries or affiliates, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office, or any other person) to influence official action or secure an improper advantage; and the Company and its subsidiaries and affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.
          (jj) The operations of the Company and its subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.
          (kk) (i) Neither the Company nor any of its subsidiaries, nor any director, officer, or employee thereof, nor, to the Company’s knowledge, any agent, affiliate or representative of the Company or any of its subsidiaries, is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is:
     (A) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union (“EU”), Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor

     (B) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, Libya, North Korea, Sudan and Syria).
          (ii) The Company will not, directly or indirectly, use the proceeds of the offering of the Securities, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:
     (A) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or
     (B) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).
          (iii) For the past 5 years, the Company and its subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.
          (ll) There is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply with Section 402, related to loans, and Sections 302 and 906, related to certifications, of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), or, in any material respect, with any other provision of the Sarbanes-Oxley Act.
          (mm) Prior to the date hereof, the Company has furnished to the Representative letters, each substantially in the form of Exhibit A-1 hereto, duly executed by each executive officer and director of the Company set forth on Annex A and addressed to the Representative.
Any certificate signed by any officer of the Company and delivered to the Representative or counsel for the Initial Purchasers in connection with the offering of the Securities shall be deemed a representation and warranty by the Company, as to matters covered thereby, to each Initial Purchaser.
          2. Purchase and Sale. (a) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to sell to each Initial Purchaser, and each Initial Purchaser agrees, severally and not jointly, to purchase from the Company, at a purchase price of 98.125% of the principal amount thereof, plus accrued interest, if any, from October 24, 2011 to the Closing Date, the principal amount of Firm Securities set forth opposite such Initial Purchaser’s name in Schedule I hereto.
          (b) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company hereby grants an option to the several Initial Purchasers to purchase, severally and not jointly, the Option Securities at the same purchase price as Initial Purchasers shall pay for the Firm Securities, plus accrued interest, if any, from

October 24, 2011 to the settlement date for the Option Securities. The option may be exercised only to cover over-allotments in the sale of the Firm Securities by the Initial Purchasers. The option may be exercised in whole or in part at any time (but not more than once) on or before the 30th day after the date of the Final Memorandum upon written or telegraphic notice by the Representative to the Company setting forth the principal amount of Option Securities as to which the several Initial Purchasers are exercising the option and the settlement date. Delivery of the Option Securities, and payment therefor, shall be made as provided in Section 3 hereof. The principal amount of Option Securities to be purchased by each Initial Purchaser shall be the same percentage of the total principal amount of Option Securities to be purchased by the several Initial Purchasers as such Initial Purchaser is purchasing of the Firm Securities, subject to such adjustments as you in your absolute discretion shall make to eliminate any fractional Securities.
          3. Delivery and Payment. (a) Delivery of and payment for the Firm Securities and the Option Securities (if the option provided for in Section 2(b) hereof shall have been exercised on or before the first Business Day immediately preceding the Closing Date) shall be made at 10:00 A.M., New York City time, on October 24, 2011, or at such time on such later date not more than three Business Days after the foregoing date as the Representative shall designate, which date and time may be postponed by agreement between the Representative and the Company or as provided in Section 9 hereof (such date and time of delivery and payment for the Securities being herein called the “Closing Date”). Delivery of the Securities shall be made to the Representative for the respective accounts of the several Initial Purchasers against payment by the several Initial Purchasers through the Representative of the purchase price thereof to or upon the order of the Company by wire transfer payable in same-day funds to the account specified by the Company. Delivery of the Securities shall be made through the facilities of The Depository Trust Company unless the Representative shall otherwise instruct.
          (b) If the option provided for in Section 2(b) hereof is exercised after the first Business Day immediately preceding the Closing Date, the Company will deliver the Option Securities (at the expense of the Company) to the Representative on the date specified by the Representative (which shall be within three Business Days after exercise of said option) for the respective accounts of the several Initial Purchasers, against payment by the several Initial Purchasers through the Representative of the purchase price thereof to or upon the order of the Company by wire transfer payable in same-day funds to the account specified by the Company. If settlement for the Option Securities occurs after the Closing Date, the Company will deliver to the Representative on the settlement date for the Option Securities, and the obligation of the Initial Purchasers to purchase the Option Securities shall be conditioned upon receipt of, supplemental opinions, certificates and letters confirming as of such date the opinions, certificates and letters delivered on the Closing Date pursuant to Section 6 hereof.
          4. Offering by Initial Purchasers. (a) Each Initial Purchaser acknowledges that the Securities and the Common Stock issuable upon conversion thereof have not been and will not be registered under the Act and may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Act.

          (b) Each Initial Purchaser, severally and not jointly, represents and warrants to and agrees with the Company that:
     (i) it has not offered or sold, and will not offer or sell, any Securities within the United States as part of their distribution at any time except to those it reasonably believes to be “qualified institutional buyers” (as defined in Rule 144A under the Act);
     (ii) neither it nor any person acting on its behalf has made or will make offers or sales of the Securities in the United States by means of any form of general solicitation or general advertising (within the meaning of Regulation D) in the United States;
     (iii) in connection with each sale pursuant to Section 4(b)(i), it has taken or will take reasonable steps to ensure that the purchaser of such Securities is aware that such sale may be made in reliance on Rule 144A;
     (iv) it is an “accredited investor” (as defined in Rule 501(a) of Regulation D);
          5. Agreements. The Company agrees with each Initial Purchaser that:
          (a) The Company will furnish to each Initial Purchaser and to counsel for the Initial Purchasers, without charge, during the period referred to in Section 5(c) below, as many copies of the materials contained in the Disclosure Package and the Final Memorandum and any amendments and supplements thereto as they may reasonably request.
          (b) The Company will not amend or supplement the Disclosure Package or the Final Memorandum, other than by filing documents under the Exchange Act that are incorporated by reference therein, without the prior written consent of the Representative; provided, however, that prior to the completion of the distribution of the Securities by the Initial Purchasers (as determined by the Initial Purchasers), the Company will not file any document under the Exchange Act that is incorporated by reference in the Disclosure Package or the Final Memorandum unless, prior to such proposed filing, the Company has furnished the Representative with a copy of such document for their review and the Representative has not reasonably objected to the filing of such document. The Company will promptly advise the Representative when any document filed under the Exchange Act that is incorporated by reference in the Disclosure Package or the Final Memorandum shall have been filed with the Commission.
          (c) If at any time prior to the completion of the sale of the Securities by the Initial Purchasers (as determined by the Representative), any event occurs as a result of which the Disclosure Package or the Final Memorandum, as then amended or supplemented, would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made or the circumstances then prevailing, not misleading, or if it should be necessary to amend or supplement the Disclosure Package or the Final Memorandum to comply with applicable law, the Company will promptly (i) notify the Representative of any such event; (ii) subject to the requirements of Section 5(b), prepare an amendment or supplement that will correct such statement or omission or effect such compliance; and (iii) supply any supplemented or amended Disclosure Package or Final Memorandum to the several Initial Purchasers and counsel for the Initial Purchasers without charge in such quantities as they may reasonably request.
          (d) Without the prior written consent of the Representative, the Company has not given and will not give to any prospective purchaser of the Securities any written information concerning the offering of the Securities other than materials contained in the Disclosure Package, the Final Memorandum or any other offering materials prepared by or with the prior written consent of the Representative.
          (e) The Company will arrange, if necessary, for the qualification of the Securities for sale by the Initial Purchasers under the laws of such jurisdictions as the Representative may designate and will maintain such qualifications in effect so long as required for the sale of the Securities; provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Securities, in any jurisdiction where it is not now so subject. The Company will promptly advise the Representative of the receipt by the Company of any notification with respect to the suspension of the qualification of the Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.
          (f) The Company will not, and will not permit any of its controlled Affiliates to, resell any Securities or Shares of Common Stock issued upon conversion thereof that have been acquired by any of them.
          (g) None of the Company, its Affiliates, or any person acting on its or their behalf will, directly or indirectly, make offers or sales of any security, or solicit offers to buy any security, under circumstances that would require the registration of the Securities or Common Stock issuable upon conversion thereof under the Act.
          (h) Unless the Securities have been registered under the Act, any information provided by the Company, its Affiliates or any person acting on its or their behalf to publishers of publicly available databases about the terms of the Securities shall include a statement that the Securities have not been registered under the Act and are subject to restrictions under Rule 144A under the Act.
          (i) None of the Company, its Affiliates, or any person acting on its or their behalf will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Securities in the United States.
          (j) For so long as any of the Securities or the Common Stock issuable upon the conversion thereof are “restricted securities” within the meaning of Rule 144(a)(3) under the Act, the Company will, during any period in which it is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act, provide to each holder of such restricted securities and to each prospective purchaser (as designated by such holder) of such restricted securities, upon the request of such holder or prospective purchaser, any information required to be provided by Rule 144A(d)(4) under the Act. This covenant is intended to be for the benefit of the holders, and the prospective purchasers designated by such holders, from time to time of such restricted securities.
          (k) The Company will cooperate with the Representative and use its commercially reasonable efforts to permit the Securities to be eligible for clearance and settlement through The Depository Trust Company.
          (l) The Company will reserve and keep available at all times, free of pre-emptive rights, the full number of shares of Common Stock issuable upon conversion of the Securities.
          (m) Each of the Securities and the shares of Common Stock issuable upon conversion thereof will bear, to the extent applicable, the legend contained in “Transfer Restrictions” in the Preliminary Memorandum and the Final Offering Memorandum for the time period and upon the other terms stated therein.
          (n) The Company will not for a period of 90 days following the Execution Time, without the prior written consent of Morgan Stanley & Co. LLC, directly or indirectly, offer, sell, contract to sell, pledge, otherwise dispose of, enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company or any Affiliate of the Company or any person in privity with the Company or any Affiliate of the Company of, file (or participate in the filing of) a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act in respect of, any shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for, shares of capital stock of the Company (other than the Securities), or publicly announce an intention to effect any such transaction; provided, however, that the Company may (i) issue and sell Common Stock or securities convertible into or exchangeable for Common Stock pursuant to any employee stock option plan, stock ownership plan or dividend reinvestment plan of the Company described in the Disclosure Package and the Final Memorandum and in effect at the Execution Time, (ii) issue Common Stock issuable upon the conversion of the Securities or other securities or the exercise of warrants outstanding at the Execution Time and described in the Disclosure Package and the Final Memorandum and (iii) do any of the foregoing in connection with the acquisition (whether through merger, share purchase, share exchange or otherwise) of a company, division, business or assets or strategic transactions, provided that every recipient of any such securities (and every party that will be entitled to receive such securities upon closing of the applicable transaction or otherwise has rights with respect to such securities) agrees in writing to be subject to this paragraph for the remainder of the 90 day period, provided that in the case of clause (iii), the number of shares of Common Stock issued or issuable pursuant to such clause shall not, in the aggregate, exceed 10% of the shares of Common Stock outstanding on the date hereof.
          (o) The Company will not take, directly or indirectly, any action designed to or that has constituted, or that might reasonably be expected to cause or result, under the Exchange

Act or otherwise, in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.
          (p) Between the date hereof and the Closing Date, the Company will not do or authorize any act or thing that would result in an adjustment of the conversion price of the Securities.
          (q) The Company will, for a period of twelve months following the Execution Time, furnish to the Representative (i) all reports or other communications (financial or other) generally made available to stockholders, and deliver such reports and communications to the Representative as soon as they are available, unless such documents are furnished to or filed with the Commission or any securities exchange on which any class of securities of the Company is listed and generally made available to the public and (ii) such additional information concerning the business and financial condition of the Company as the Representative may from time to time reasonably request (such statements to be on a consolidated basis to the extent the accounts of the Company and its subsidiaries are consolidated in reports furnished to stockholders).
          (r) The Company will comply with all applicable securities and other laws, rules and regulations, including, without limitation, the Sarbanes-Oxley Act, and use its best efforts to cause the Company’s directors and officers, in their capacities as such, to comply with such laws, rules and regulations, including, without limitation, the provisions of the Sarbanes-Oxley Act.
          (s) The Company will prepare a final term sheet, containing solely a description of the Securities and the offering thereof, in the form approved by you and attached as Schedule II hereto.
          (t) The Company agrees to pay the costs and expenses relating to the following matters: (i) the preparation of the Indenture, the issuance of the Securities, the fees of the Trustee and the issuance of the Common Stock upon conversion of the Securities; (ii) the preparation, printing or reproduction of the materials contained in the Disclosure Package and the Final Memorandum and each amendment or supplement to either of them; (iii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the materials contained in the Disclosure Package and the Final Memorandum, and all amendments or supplements to either of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Securities; (iv) the preparation, printing, authentication, issuance and delivery of the Securities; (v) any stamp or transfer taxes in connection with the original issuance and sale of the Securities; (vi) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Securities; (vii) any registration or qualification of the Securities for offer and sale under the securities or blue sky laws of the several states and any other jurisdictions specified pursuant to Section 5(e) (including filing fees and the reasonable fees and expenses of counsel for the Initial Purchasers relating to such registration and qualification); (viii) admitting the Securities for clearance and settlement through The Depository Trust Company; (ix) the transportation and other expenses incurred by or on behalf of Company representatives in connection with presentations to prospective purchasers of the Securities; (x) the fees and expenses of the

Company’s accountants and the fees and expenses of counsel (including local and special counsel) for the Company; and (xi) all other costs and expenses incident to the performance by the Company of its obligations hereunder.
          6. Conditions to the Obligations of the Initial Purchasers. The obligations of the Initial Purchasers to purchase and pay for the Firm Securities and the Option Securities, as the case may be, shall be subject to the accuracy of the representations and warranties of the Company contained herein at the Execution Time, the Closing Date (as though made on such Closing Date) and any settlement date pursuant to Section 3 hereof, to the accuracy of the statements of the Company made in any certificates pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:
          (a) The Company shall have requested and caused Wilson Sonsini Goodrich & Rosati, counsel for the Company, to furnish to the Representative its opinion, dated the Closing Date and addressed to the Initial Purchasers, to the effect of the substantive paragraphs set forth on Annex B hereto.
          (b) The Representative shall have received from Davis Polk & Wardwell LLP, counsel for the Initial Purchasers, such opinion or opinions, dated the Closing Date and addressed to the Initial Purchasers, with respect to the issuance and sale of the Securities, the Indenture, the Disclosure Package, the Final Memorandum (as amended or supplemented at the Closing Date) and other related matters as the Representative may reasonably require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.
          (c) The Company shall have furnished to the Representative a certificate of the Company, signed by (x) the Chairman of the Board or the Chief Executive Officer and (y) the principal financial or accounting officer of the Company, dated the Closing Date, to the effect that the signers of such certificate have carefully examined the Disclosure Package and the Final Memorandum and any amendments or supplements thereto, and this Agreement and that:
     (i) the representations and warranties of the Company in this Agreement are true and correct on and as of the Closing Date with the same effect as if made on the Closing Date, and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; and
     (ii) since the date of the most recent financial statements included or incorporated by reference in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto), there has been no material adverse change in the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

          (d) At the Execution Time and at the Closing Date, the Company shall have furnished to the Representative a certificate of the Company, signed by the principal financial or accounting officer of the Company, dated respectively as of the Execution Time and as of the Closing Date, in form and substance satisfactory to the Representative.
          (e) At the Execution Time and at the Closing Date, the Company shall have requested and caused each of BDO Seidman, LLP, Grant Thornton LLP and PricewaterhouseCoopers AG to furnish to the Representative letters, dated respectively as of the Execution Time and as of the Closing Date, in each case in form and substance satisfactory to the Representative.
          (f) Subsequent to the Execution Time or, if earlier, the dates as of which information is given in the Disclosure Package (exclusive of any amendment or supplement thereto) and the Final Memorandum (exclusive of any amendment or supplement thereto), there shall not have been (i) any change or decrease specified in the letter or letters referred to in paragraph (e) of this Section 6; or (ii) any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its subsidiaries taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto), the effect of which, in any case referred to in clause (i) or (ii) above, is, in the sole judgment of the Representative, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).
          (g) Subsequent to the Execution Time and prior to the Closing Date, there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any of the debt securities of the Company or any of its subsidiaries by any “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act.
          (h) The Securities shall be eligible for clearance and settlement through The Depository Trust Company.
          (i) Prior to the Execution Time, the Company shall have furnished to the Representative a letter substantially in the form of Exhibit A-1 hereto from the executive officers and directors of the Company set forth on Annex A and in the form of Exhibit A-2 from Warburg Pincus Private Equity VIII, L.P., Warburg Pincus Netherlands Private Equity VII, C.V.I., WP-WPVIII Investors, L.P., Warburg Pincus Private Equity X, L.P., and Warburg Pincus X Partners, L.P., in each case addressed to the Initial Purchasers.
          (j) The Company shall have caused the shares of Common Stock initially issuable upon conversion of the Securities to be approved for listing, subject to issuance, on the Nasdaq Global Select Market.

          (k) Prior to the Closing Date, the Company shall have furnished to the Representative such further information, certificates and documents as the Representative may reasonably request.
          If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Representative and counsel for the Initial Purchasers, this Agreement and all obligations of the Initial Purchasers hereunder may be cancelled at, or at any time prior to, the Closing Date by the Representative. Notice of such cancellation shall be given to the Company in writing or by telephone or facsimile confirmed in writing.
          The documents required to be delivered by this Section 6 will be delivered at the office of counsel for the Initial Purchasers, at 450 Lexington Avenue, New York, New York 10017, on the Closing Date.
          7. Reimbursement of Expenses. If the sale of the Securities provided for herein is not consummated because any condition to the obligations of the Initial Purchasers set forth in Section 6 hereof is not satisfied, because of any termination pursuant to Section 10 hereof or because of any refusal, inability or failure on the part of the Company to perform any agreement herein or comply with any provision hereof other than by reason of a default by any of the Initial Purchasers, the Company will reimburse the Initial Purchasers severally on demand for all expenses (including reasonable fees and disbursements of counsel) that shall have been incurred by them in connection with the proposed purchase and sale of the Securities.
          8. Indemnification and Contribution. (a) The Company agrees to indemnify and hold harmless each Initial Purchaser, the directors, officers, employees, Affiliates and agents of each Initial Purchaser and each person who controls any Initial Purchaser within the meaning of either the Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other U.S. federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Memorandum, the Final Memorandum, any Issuer Written Information or any other written information used by or on behalf of the Company in connection with the offer or sale of the Securities, or in any amendment or supplement thereto or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made in the Preliminary Memorandum, the Final Memorandum, or in any amendment thereof or supplement thereto, in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Initial Purchaser through the Representative specifically for inclusion therein it being understood and agreed that the only such information furnished by or on behalf of any Initial Purchaser consists of the information described as such in Subsection (b) below. This indemnity agreement will be in addition to any liability that the Company may otherwise have.
          (b) Each Initial Purchaser severally, and not jointly, agrees to indemnify and hold harmless the Company, each of its directors, each of its officers, and each person who controls the Company within the meaning of either the Act or the Exchange Act, to the same extent as the foregoing indemnity to each Initial Purchaser, but only with reference to information furnished to the Company by or on behalf of such Initial Purchaser through the Representative specifically for inclusion in the Preliminary Memorandum, the Final Memorandum or in any amendment or supplement thereto. This indemnity agreement will be in addition to any liability that any Initial Purchaser may otherwise have. The Company acknowledges that the statements set forth under the heading “Plan of Distribution” in the fourth, twelfth and fourteenth paragraph in the Preliminary Memorandum and the Final Memorandum constitute the only information furnished in writing by or on behalf of the Initial Purchasers for inclusion in the Preliminary Memorandum, the Final Memorandum or in any amendment or supplement thereto.
          (c) Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel (including local counsel) of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel, other than local counsel if not appointed by the indemnifying party, retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel (including local counsel) to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party; (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action; or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any indemnified party.
          (d) In the event that the indemnity provided in paragraph (a) or (b) of this Section 8 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Company and the Initial Purchasers severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending any loss, claim, damage, liability or action) (collectively “Losses”) to which the Company and one or more of the Initial Purchasers may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and by the Initial Purchasers on the other from the offering of the Securities; provided, however, that in no case shall any Initial Purchaser be responsible for any amount in excess of the purchase discount or commission applicable to the Securities purchased by such Initial Purchaser hereunder. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company and the Initial Purchasers severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Initial Purchasers on the other in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. Benefits received by the Company shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by it, and benefits received by the Initial Purchasers shall be deemed to be equal to the total purchase discounts and commissions. Relative fault shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company on the one hand or the Initial Purchasers on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and the Initial Purchasers agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation that does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 8, each person who controls an Initial Purchaser within the meaning of either the Act or the Exchange Act and each director, officer, employee, Affiliate and agent of an Initial Purchaser shall have the same rights to contribution as such Initial Purchaser, and each person who controls the Company within the meaning of either the Act or the Exchange Act and each officer and director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this paragraph (d).
          9. Default by an Initial Purchaser. If any one or more Initial Purchasers shall fail to purchase and pay for any of the Securities agreed to be purchased by such Initial Purchaser hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the remaining Initial Purchasers shall be obligated severally to take up and pay for (in the respective proportions which the principal amount of Securities set forth opposite their names in Schedule I hereto bears to the aggregate principal amount of Securities set forth opposite the names of all the remaining Initial Purchasers) the Securities which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase; provided, however, that in the event that the aggregate principal amount of Securities which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase shall exceed 10% of the aggregate principal amount of Securities set forth in Schedule I hereto, the remaining Initial Purchasers shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Securities, and if such nondefaulting Initial Purchasers do not purchase all the Securities, this Agreement will terminate without liability to any nondefaulting Initial Purchaser or the Company. In the event of a default by any Initial Purchaser as set forth in this Section 9, the Closing Date shall be postponed for such period, not exceeding five Business Days, as the Representative shall determine in order that the required changes in the Final Memorandum or in any other documents or arrangements may be effected. Nothing contained in this Agreement shall relieve any defaulting Initial Purchaser of its liability, if any, to the Company or any nondefaulting Initial Purchaser for damages occasioned by its default hereunder.
          10. Termination. This Agreement shall be subject to termination in the absolute discretion of the Representative, by notice given to the Company prior to delivery of, and payment for, the Securities, if at any time prior to such delivery and payment (i) trading in the Company’s Common Stock shall have been suspended by the Commission or the Nasdaq Global Select Market or trading in securities generally on the Nasdaq Global Select Market or the New York Stock Exchange shall have been suspended or limited or minimum prices shall have been established on any such exchanges; (ii) there shall have occurred any material disruption in commercial banking or securities settlement or clearance services in the United States the effect of which is such as to make it, in the sole judgment of the Representative, impractical to proceed with the offering or delivery of the Securities as contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto); (iii) a banking moratorium shall have been declared either by U.S. federal or New York State authorities or by the authorities of Massachusetts; or (iv) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Representative, impractical to proceed with the offering or delivery of the Securities as contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).
          11. Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company or its officers and of the Initial Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Initial Purchasers or the Company or any of the indemnified persons referred to in Section 8 hereof, and will survive delivery of and payment for the Securities. The provisions of Sections 7 and 8 hereof shall survive the termination or cancellation of this Agreement.

          12. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Representative, will be mailed, delivered or telefaxed to Morgan Stanley & Co. LLC, 1585 Broadway, New York, New York 10036, Attention: Convertible Debt Syndicate Desk, with a copy to the Legal Department; or, if sent to the Company, will be mailed, delivered or telefaxed to 408-317-0310 and confirmed to it at 1 Wayside Road, Burlington, Massachusetts 01803, attention of the Legal Department.
          13. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the indemnified persons referred to in Section 8 hereof and their respective successors, and, except as expressly set forth in Section 5(j) hereof, no other person will have any right or obligation hereunder.
          14. Jurisdiction. The Company agrees that any suit, action or proceeding against the Company brought by any Initial Purchaser, the directors, officers, employees and agents of any Initial Purchaser, or by any person who controls any Initial Purchaser, arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any State or U.S. federal court in The City of New York and County of New York, and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The Company hereby appoints Garrison R. Smith, Director, Corporate Legal Services, as its authorized agent (the “Authorized Agent”) upon whom process may be served in any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated herein that may be instituted in any State or U.S. federal court in The City of New York and County of New York, by any Initial Purchaser, the directors, officers, employees, Affiliates and agents of any Initial Purchaser, or by any person who controls any Initial Purchaser, and expressly accepts the non-exclusive jurisdiction of any such court in respect of any such suit, action or proceeding. The Company hereby represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Company agrees to take any and all action, including the filing of any and all documents that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Company. Notwithstanding the foregoing, any action arising out of or based upon this Agreement may be instituted by any Initial Purchaser, the directors, officers, employees, Affiliates and agents of any Initial Purchaser, or by any person who controls any Initial Purchaser, in any court of competent jurisdiction in Delaware.
          15. Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Initial Purchasers, or any of them, with respect to the subject matter hereof.
          16. Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

          17. Waiver of Jury Trial. The Company hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
          18. No Fiduciary Duty. The Company hereby acknowledges that (a) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the Initial Purchasers and any Affiliate through which it may be acting, on the other, (b) the Initial Purchasers are acting as principal and not as an agent or fiduciary of the Company and (c) the Company’s engagement of the Initial Purchasers in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, the Company agrees that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether any of the Initial Purchasers has advised or is currently advising the Company on related or other matters). The Company agrees that it will not claim that the Initial Purchasers have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Company in connection with such transaction or the process leading thereto.
          19. Currency. Each reference in this Agreement to U.S. dollars (the “relevant currency”), including by use of the symbol “$”, is of the essence. To the fullest extent permitted by law, the obligation of the Company in respect of any amount due under this Agreement will, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the relevant currency that the party entitled to receive such payment may, in accordance with its normal procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the Business Day immediately following the day on which such party receives such payment. If the amount in the relevant currency that may be so purchased for any reason falls short of the amount originally due, the Company will pay such additional amounts, in the relevant currency, as may be necessary to compensate for the shortfall. Any obligation of the Company not discharged by such payment will, to the fullest extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided herein, will continue in full force and effect.
          20. Waiver of Immunity. To the extent that the Company has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment in aid or otherwise) with respect to itself or any of its property, the Company hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement.
          21. Waiver of Tax Confidentiality. Notwithstanding anything herein to the contrary, purchasers of the Securities (and each employee, representative or other agent of a purchaser) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of any transaction contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to the purchasers of the Securities relating to such U.S. tax treatment and U.S tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.
          22. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.
          23. Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.
          24. Definitions. The terms that follow, when used in this Agreement, shall have the meanings indicated.
          “Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.
          “Affiliate” shall have the meaning specified in Rule 501(b) of Regulation D.
          “Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in The City of New York.
          “Commission” shall mean the Securities and Exchange Commission.
          “Disclosure Package” shall mean (i) the Preliminary Memorandum, as amended or supplemented at the Execution Time, (ii) the final term sheet prepared pursuant to Section 5(s) hereto and in the form attached as Schedule II hereto and (iii) any Issuer Written Information.
          “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.
          “Execution Time” shall mean the date and time that this Agreement is executed and delivered by the parties hereto.
          “Investment Company Act” shall mean the U.S. Investment Company Act of 1940, as amended, and the rules and regulations of the Commission promulgated thereunder.
          “Issuer Written Information” shall mean any writings in addition to the Preliminary Memorandum that the parties expressly agree in writing to treat as part of the Disclosure Package.
          “Regulation D” shall mean Regulation D under the Act.
          “Regulation S” shall mean Regulation S under the Act.
          “Regulation S-X” shall mean Regulation S-X under the Act.

          “Trust Indenture Act” shall mean the U.S. Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission promulgated thereunder.

          If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Company and the several Initial Purchasers.

Very truly yours, Nuance Communications, Inc.
By:	/s/ Thomas L. Beaudoin
	Name:	Thomas L. Beaudoin
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Purchase Agreement]

The foregoing Agreement is hereby confirmed
and accepted as of the date first above written.
Morgan Stanley & Co. LLC
Acting on behalf of itself and the
      several Initial Purchasers named
      in Schedule I hereto.
By: Morgan Stanley & Co. LLC

By:	/s/ David Oakes Name: David Oakes
Title: Managing Director
[Signature Page to Purchase Agreement]

SCHEDULE I

Principal Amount
of Firm
Securities to be
Initial Purchasers	Purchased
Morgan Stanley & Co. LLC	U.S.$ 411,000,000
Barclays Capital Inc.	U.S.$ 27,000,000
Citigroup Global Markets Inc.	U.S.$ 27,000,000
Credit Suisse Securities (USA) LLC	U.S.$ 27,000,000
Deutsche Bank Securities Inc.	U.S.$ 27,000,000
Stifel, Nicolaus & Company, Incorporated	U.S.$ 27,000,000
UBS Securities LLC	U.S.$ 27,000,000
Wells Fargo Securities, LLC	U.S.$ 27,000,000

Total	U.S.$600,000,000

Sch-I-1

SCHEDULE II

PRICING TERM SHEET	STRICTLY CONFIDENTIAL
Dated October 18, 2011
Nuance Communications, Inc.
2.75% Senior Convertible Debentures Due 2031
The information in this pricing term sheet supplements Nuance Communication, Inc.’s preliminary offering memorandum, dated October 18, 2011 (the “Preliminary Offering Memorandum”), and supersedes the information in the Preliminary Offering Memorandum to the extent inconsistent with the information in the Preliminary Offering Memorandum. In all other respects, this term sheet is qualified in its entirety by reference to the Preliminary Offering Memorandum. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Offering Memorandum. All references to dollar amounts are references to U.S. dollars.

Issuer:	Nuance Communications, Inc. (“Nuance”)

Ticker / Exchange:	NUAN / The Nasdaq Global Select Market (“NASDAQ”)

Title of securities:	2.75% Senior Convertible Debentures Due 2031 (the “Debentures”)

Aggregate principal amount offered:	$600,000,000 (or $690,000,000 if the initial purchasers exercise their option to purchase additional Debentures in full)

Offering price:	Each Debenture will be issued at a price of 100% of its principal amount plus accrued interest, if any, from October 24, 2011

Interest rate:	The Debentures will bear interest at an annual rate equal to 2.75% per annum from October 24, 2011

Reference price:	$23.49, which represents the last reported sale price per share of the Nuance common stock on NASDAQ on October 18, 2011

Conversion premium:	Approximately 37.50% above the Reference Price

Initial conversion price:	Approximately $32.30 per share of Nuance common stock

Initial conversion rate:	30.9610 shares of Nuance common stock per $1,000 principal amount of Debentures

Interest payment dates:	May 1 and November 1, commencing on May 1, 2012

Maturity date:	November 1, 2031, unless either put, called, purchased or converted

Call date:	Non-call before November 6, 2017; callable at par plus accrued and unpaid interest on or after November 6, 2017

Put dates:	November 1, 2017, November 1, 2021 and November 1, 2026

Trade date:	October 19, 2011

Settlement date:	October 24, 2011

CUSIP:	67020Y AC4

ISIN:	US67020YAC49

Dividend protection:	The conversion rate will be adjusted for any distribution of cash to all or substantially all holders of Nuance common stock by a formula based on the amount per share of such distribution, as set forth in the Preliminary Offering Memorandum

Sch-II-1

Repurchase at the option of the holder upon a fundamental change:	Upon a fundamental change the holders may require Nuance to repurchase for cash all or a portion of their Debentures at a repurchase price equal to 100% of the principal amount of the Debentures to be repurchased, plus accrued and unpaid interest, if any

Ranking:	The Debentures will be general senior unsecured obligations of Nuance

Use of proceeds:	The net proceeds from the sale of the Debentures will be approximately $587.7 million, after deducting the initial purchasers’ discounts and commissions and estimated offering expenses, or $676.0 million if the initial purchasers exercise their over-allotment option to purchase additional Debentures in full.

Nuance intends to use the proceeds from this offering to repurchase its common stock pursuant to a Board authorized $200.0 million stock repurchase program, including purchases in negotiated transactions with institutional investors in the offering through one of the initial purchasers, as its agent, subject to availability, and in other privately negotiated or market transactions following the offering. Nuance will use the balance of the proceeds for potential acquisitions and other strategic transactions, and general corporate purposes, including working capital and capital expenditures.

Sole book-running manager:	Morgan Stanley & Co. LLC

Co-managers:	Barclays Capital Inc.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Stifel, Nicolaus & Company, Incorporated
UBS Securities LLC
Wells Fargo Securities, LLC

Each of the initial purchasers, other than Stifel, Nicolaus & Company, Incorporated, is a lender under Nuance’s senior credit facility and has extended a term loan and/or a revolving facility commitment thereunder.
[Remainder of Page Intentionally Blank]

2

Description of the Debentures—Conversion Rights—Adjustment to Conversion Rate Upon a Non-Stock
Change of Control
          The following table sets forth the number of additional shares of Nuance’s common stock, if any, by which the conversion rate per $1,000 principal amount of the Debentures will be increased in connection with a non-stock change of control as described in the Preliminary Offering Memorandum, based on the stock price and effective date of the non-stock change of control:

Effective
Date	$23.49	$25.00	$27.50	$30.00	$35.00	$40.00	$45.00	$50.00	$60.00	$70.00	$80.00	$100.00
October 24, 2011	11.6103	10.2608	8.4838	7.1327	5.2678	4.0876	3.2992	2.7468	2.0372	1.6048	1.3123	0.9359
November 1, 2012	11.6103	10.1969	8.2933	6.8603	4.9177	3.7235	2.9500	2.4240	1.7724	1.3896	1.1359	0.8129
November 1, 2013	11.6103	10.0801	8.0273	6.4995	4.4735	3.2739	2.5285	2.0419	1.4682	1.1471	0.9391	0.6760
November 1, 2014	11.6103	9.8476	7.6213	5.9872	3.8830	2.7020	2.0119	1.5882	1.1234	0.8789	0.7234	0.5256
November 1, 2015	11.6103	9.4362	6.9950	5.2363	3.0725	1.9628	1.3812	1.0608	0.7474	0.5933	0.4940	0.3629
November 1, 2016	11.6103	9.0390	6.1318	4.1604	1.9401	1.0176	0.6506	0.4954	0.3681	0.3017	0.2542	0.1880
November 6, 2017	11.6103	9.0390	5.4026	2.3723	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
     The exact stock prices and effective dates may not be set forth in the applicable table, in which case:
•	if the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year;

•	if the stock price is in excess of $100.00 per share (subject to adjustment), no additional shares will be added to the conversion rate;

•	if the stock price is less than $23.49 per share (subject to adjustment), no additional shares will be added to the conversion rate.
Notwithstanding the foregoing, in no event will the conversion rate exceed 42.5713 per $1,000 principal amount of the Debentures, subject to adjustments in the same manner as the conversion rate as set forth under “— Description of the Debentures—Conversion Rights—Conversion Rate Adjustments” in the Preliminary Offering Memorandum.
As of September 30, 2011, Nuance had 308,704,748 shares of common stock outstanding, excluding 3,750,558 shares of common stock issued and held by Nuance in treasury.
[Remainder of Page Intentionally Blank]

3

Capitalization
The following table, which should be read in conjunction with Nuance’s considered financial statements and related notes incorporated by reference into the Preliminary Offering Memorandum, sets forth Nuance’s capitalization as of June 30, 2011:
•	on an actual basis; and

•	and on a pro forma as adjusted basis to reflect the completion of this offering, assuming net proceeds from this offering of $387.7 million after deducting the initial purchasers’ discounts and commissions and estimated offering expenses payable by us and the repurchase of $200.0 million of common stock.

	As of June 30, 2011
	Actual	As Adjusted (1)
	(in thousands)
Cash and cash equivalents and marketable securities	$483,598	$871,261

Current portion of long-term debt and capital leases	6,909	6,909

Long-term debt (less current portion)
Senior Credit Facility	631,838	631,838
2.75% Senior Convertible Debentures due 2027	220,301	220,301
2.75% Senior Convertible Debentures offered hereby (2)		463,952
Stockholders’ equity
Series B preferred stock — $.001 par value, authorized 15,000 shares authorized; 3,562 shares issued and outstanding	4,631	4,631
Common stock — $.001 par value, authorized 560,000 shares authorized; 307,958 issued and 304,207 shares outstanding, actual; 299,444 shares issued and 295,693 shares outstanding, as adjusted (3)	308	299
Additional paid-in capital (2)	2,681,024	2,617,084
Accumulated other comprehensive income	31,617	31,617
Accumulated deficit	(238,008)	(238,008)
Treasury stock, at cost (3,751 shares)	(16,788)	(16,788)

Total stockholders’ equity	2,462,784	2,398,835

Total long-term debt and stockholders’ equity	$3,314,923	$3,714,926

(1)	For purposes of the as adjusted column, we have assumed that our net proceeds from this offering will be $387.7 million after deducting the initial purchasers’ discounts and commissions and estimated offering expenses payable by us and the repurchase of $200.0 million of common stock.

(2)	In accordance with ASC 470-20, convertible debt that may be wholly or partially settled in cash is required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s non-convertible debt interest rate. Upon issuance, a debt discount will be recognized as a decrease in debt and an increase in equity. The debt component will accrete up to the principal amount over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay, and the amount shown in the table above for the debentures is the aggregate principal amount of the debentures and does not reflect any debt discount, fees and expenses that we will be required to recognize.

(3)	For purposes of the table above, the number of shares of common stock outstanding is based on the number of shares outstanding as of June 30, 2011 and excludes: (i) 9,101,660 shares of common stock issuable upon exercise of options outstanding at June 30, 2011, at a weighted average exercise price of $9.79 per share; (ii) 10,027,602 shares of common stock issuable upon vesting of restricted stock units outstanding at June 30, 2011; (iii) 11,625,167 shares of common stock available for future issuance under our equity compensation plans at June 30, 2011; (iv) 7,686,871 shares of common stock issuable upon exercise of warrants outstanding at June 30, 2011, at a weighted average exercise price of $15.92 per share; and (v) 3,562,238 shares of Series B Preferred Stock outstanding at June 30, 2011 that are convertible into common stock on a on-to-one basis.

4

This communication is intended for the sole use of the person to whom it is provided by the sender. This material is confidential and is for your information only and is not intended to be used by anyone other than you. This information does not purport to be a complete description of the notes or the offering.
This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the laws of any such jurisdiction.
The Debentures and any shares of common stock issuable upon conversion of the Debentures have not been, and will not be, registered under the Securities Act of 1933 (the “Securities Act”), as amended, or any state securities laws, and may only be sold to qualified institutional buyers pursuant to Rule 144A of the Securities Act or pursuant to another applicable exemption from registration. The Notes are not transferable except in accordance with the restrictions described under “Transfer Restrictions” in the Preliminary Offering Memorandum.

5

EXHIBIT A-1
[Letterhead of officer, director or major stockholder of the Company]
[•], 2011
Morgan Stanley & Co. LLC
As Representative of the several Initial Purchasers
c/o Morgan Stanley & Co. LLC
1585 Broadway
New York, New York 10036
Ladies and Gentlemen:
          This letter is being delivered to you in connection with a proposed Purchase Agreement (the “Purchase Agreement”), between Nuance Communications, Inc., a Delaware corporation (the “Company”) and you as representative of a group of Initial Purchasers named therein, relating to an offering of Convertible Debentures due 2031, which will be convertible into common stock, $0.001 par value (the “Common Stock”), of the Company.
          In order to induce you and the other Initial Purchasers to enter into the Purchase Agreement, the undersigned will not, without the prior written consent of Morgan Stanley & Co. LLC, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of, enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any affiliate of the undersigned or any person in privity with the undersigned or any affiliate of the undersigned of, file (or participate in the filing of) a registration statement with the U.S. Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder in respect of, any shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction, for a period of 90 days after the date of the Purchase Agreement (the “Lock-Up Period”).

A-1-1

     Notwithstanding anything herein to the contrary, the undersigned may (i) make transfers as a bona fide gift or gifts or pledge, (ii) make transfers either during the undersigned’s lifetime or on death by will or intestacy to the undersigned’s immediate family or to a trust, the beneficiaries of which are the undersigned and a member or members of the undersigned’s immediate family, (iii) make transfers to an affiliate (as that term is defined in Rule 405 under the Securities Act of 1933, as amended) of the undersigned or if the undersigned is a partnership, limited liability company, trust, corporation or similar entity, as a transfer or distribution to its partners, members or stockholders, (iv) transfer shares of capital stock of the Company acquired in the open market on or after the date of the Purchase Agreement, (v) make transfers pursuant to an acquisition of the Company by another person, group of affiliated persons or entity by means of merger or consolidation or any transaction or series of related transactions resulting in the exchange of the outstanding shares of the Company for securities or consideration issued, or caused to be issued, by the acquiring person, group of affiliated persons or entity, (vi) sell shares of capital stock pursuant to a trading plan that complies with Rule 10b5-1 under the Exchange Act (a “10b5-1 Trading Plan”) in existence as of the date hereof, (vii) establish a 10b5-1 Trading Plan, (viii) dispose of shares of restricted stock to the Company to satisfy tax withholding obligations or upon termination of employment with the Company, or (ix) transfer shares of capital stock of the Company for tax planning purposes; provided that, in the case of clauses, (i), (ii) and (iii) that the recipient of such gift, pledge, transfer or distribution thereof agrees to be bound by the restrictions set forth herein; and provided that, in the case of clause (iv), (a) such sales are not required to be reported in any public report or filing with the Securities and Exchange Commission (excluding a Form 3, 5 or 13G or 13D (or amendments thereof) under the Securities Exchange Act of 1934) during the Lock-Up Period and (b) the undersigned does not otherwise voluntarily effect any public filing or report regarding such sales; and provided that, in the case of clause (vii) the restrictions contained in this agreement shall apply in full force to sales pursuant to a 10b5-1 Trading Plan that was established after the date hereof; and provided that, in the case of clause (ix), such shares so transferred do not exceed 5,000 shares.
          Morgan Stanley & Co. LLC may, in its sole discretion, release any of the securities subject to this lockup agreement at any time without notice.
          If for any reason the Purchase Agreement shall be terminated prior to the Closing Date (as defined in the Purchase Agreement), the agreement set forth above shall likewise be terminated.

Very truly yours,
By:
Name:
Title:

A-1-2

EXHIBIT A-2
[Letterhead of Warburg Pincus Entity]
Nuance Communications Inc.
Public Offering of Common Stock
[•], 2011
Morgan Stanley & Co. LLC
As Representative of the several Initial Purchasers,
c/o Morgan Stanley & Co. LLC
1585 Broadway
New York, New York 10036
Ladies and Gentlemen:
          This letter is being delivered to you in connection with a proposed Purchase Agreement (the “Purchase Agreement”), between Nuance Communications, Inc., a Delaware corporation (the “Company”) and you as representative of a group of Initial Purchasers named therein, relating to an offering of Convertible Debentures due 2031, which will be convertible into common stock, $0.001 par value (the “Common Stock”), of the Company.
          In order to induce you and the other Initial Purchasers to enter into the Purchase Agreement, the undersigned will not, without the prior written consent of Morgan Stanley & Co. LLC, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of, enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any affiliate of the undersigned or any person in privity with the undersigned or any affiliate of the undersigned of, file (or participate in the filing of) a registration statement with the U.S. Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder in respect of, any shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction, for a period of 90 days after the date of the Purchase Agreement (the “Lock-Up Period”).
          Notwithstanding anything herein to the contrary, the undersigned may (i) make transfers as a bona fide gift or gifts or pledge, (ii) make transfers to an affiliate (as that term is

A-2-1

defined in Rule 405 under the Securities Act of 1933, as amended) of the undersigned or if the undersigned is a partnership, limited liability company, trust, corporation or similar entity, as a transfer or distribution to its partners, members or stockholders, (iii) transfer shares of capital stock of the Company acquired in the open market on or after the date of the Purchase Agreement, (iv) make transfers pursuant to an acquisition of the Company by another person, group of affiliated persons or entity by means of merger or consolidation or any transaction or series of related transactions resulting in the exchange of the outstanding shares of the Company for securities or consideration issued, or caused to be issued, by the acquiring person, group of affiliated persons or entity, (v) sell shares of capital stock pursuant to a trading plan that complies with Rule 10b5-1 under the Exchange Act (a “10b5-1 Trading Plan”) in existence as of the date hereof or (vi) establish a 10b5-1 Trading Plan; provided that, in the case of clauses (i) and (ii) that the recipient of such gift, pledge, transfer or distribution thereof agrees to be bound by the restrictions set forth herein; and provided that, in the case of clause (iii), (a) such sales are not required to be reported in any public report or filing with the Securities and Exchange Commission (excluding a Form 3, 5 or 13G or 13D (or amendments thereof) under the Securities Exchange Act of 1934) during the Lock-Up Period and (b) the undersigned does not otherwise voluntarily effect any public filing or report regarding such sales; and provided that, in the case of clause (vi) the restrictions contained in this agreement shall apply in full force to sales pursuant to a 10b5-1 Trading Plan that was established after the date hereof.
          Morgan Stanley & Co. LLC may, in its sole discretion, release any of the securities subject to this lockup agreement at any time without notice.
          If for any reason the Purchase Agreement shall be terminated prior to the Closing Date (as defined in the Purchase Agreement), the agreement set forth above shall likewise be terminated.

Very truly yours,
By:
Name:
Title:

A-2-2

ANNEX A
Executive Officers and Directors
1. Robert Frankenberg
2. Patrick Hackett
3. William Janeway
4. Mark Laret
5. Katharine Martin
6. Mark Myers
7. Philip Quigley
8. Robert Teresi
9. Thomas Beaudoin
10. A. Bruce Bowden
11. Steve Chambers
12. Janet Dillione
13. Todd DuChene
14. Bill Nelson
15. Paul Ricci
16. Daniel Tempesta

A-1

ANNEX B
Form of Wilson Sonsini Goodrich Rosati Opinion Letter
1.	The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware with corporate power and authority to own its properties and conduct its business as described in the Disclosure Package and the Final Offering Memorandum.

2.	The Company is duly qualified as a foreign corporation for the transaction of business and is in good standing in the State of Massachusetts.

3.	The Company has all requisite corporate power to execute and deliver the Purchase Agreement and the Securities and to perform its obligations under the terms of the Purchase Agreement and the Securities.

4.	The shares of Common Stock initially issuable upon conversion of the Securities (the “Conversion Shares”) have been duly authorized and reserved for issuance upon such conversion and, when issued and delivered in accordance with the provisions of the Securities and the Indenture, will be duly and validly issued and fully paid and non-assessable. The shares of Common Stock initially issuable upon conversion of the Securities conform in all material respects to the description of the Common Stock contained in the Disclosure Package and the Final Offering Memorandum. The stockholders of the Company have no preemptive rights with respect to the issuance of the Conversion Shares under the Certificate of Incorporation, Bylaws or DGCL. The Board of Directors of the Company has duly and validly adopted resolutions reserving such shares of Common Stock for issuance upon conversion of the Securities.

5.	The Purchase Agreement has been duly authorized, executed and delivered by the Company.

6.	The Securities being issued on the date hereof are in the form contemplated in the Indenture and have been duly authorized by the Company and, when executed by the Company and authenticated by the Trustee in the manner provided for in the Indenture and issued and delivered to the Initial Purchasers against payment of the purchase price therefor specified in the Purchase Agreement in accordance with the terms of the Purchase Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and will be entitled to the benefits of the Indenture.

7.	The Indenture has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its respective terms.

8.	The issuance and sale of the Securities being delivered on the date hereof, the issuance of the Conversion Shares, if any (assuming conversion on the date hereof pursuant to the terms of the Securities) and the execution, delivery and performance by the Company of its obligations under the Indenture, the Securities, and the Purchase Agreement and the consummation of the transactions therein contemplated, except as disclosed in risk factor entitled “We may be unable to repurchase the Debentures for cash when required by the holders, including following a fundamental change, or pay cash upon conversion of the Debentures, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the Debentures” contained in the Disclosure Package and the Final Offering Memorandum which disclosure relates to whether the Company will be able to satisfy, at the time of any conversion of Debentures or repurchase upon a Fundamental Change, the conditions for a Net Share Settlement or repurchase pursuant to clause (i) of the proviso to Section 6.06(f) and the first proviso to Section 6.09(b)(i) of the Credit Agreement because whether such conditions will be satisfied is unknown as of the date of this opinion, do not conflict with or did not result in a breach or violation by the Company of any of the terms or provisions of, or constitute a default under, any Reviewed Agreement, nor will such action result in any violation by the Company of (i) the Certificate of Incorporation or the Bylaws, (ii) any U.S. federal or New York or Delaware (under the DGCL) state statute, or (iii) any rule, order or regulation known to us of any U.S. federal or New York or Delaware (under the DGCL) state court or governmental agency or body having jurisdiction over the Company or any of its properties.

9.	No consent, approval, authorization, order, registration or qualification of or with any U.S. federal or New York or Delaware (under the DGCL) state court or governmental agency or body is required for the issue and sale of the Securities and the issuance of the Conversion Shares or the consummation by the Company of the transactions contemplated by the Purchase Agreement or the Indenture, except (i) as may be expressly contemplated by the Purchase Agreement, the Indenture or the Securities and (ii) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Securities by the Initial Purchasers and the issuance of the Conversion Shares upon conversion of the Securities (as to which, in each case, such counsel need not express an opinion).

10.	The statements set forth in the Disclosure Package and the Final Offering Memorandum under the captions “Description of the Debentures” and “Description of Capital Stock,” insofar as such statements purport to constitute summaries of the legal matters, documents or proceedings referred to therein, accurately summarize in all material respects the matters referred to therein.

11.	The Company is not required to register as an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

12.	No registration of the Securities under the Act and no qualification of an indenture under the Trust Indenture Act with respect thereto, is required for the offer, sale and delivery of the Securities by the Company to the Initial Purchasers pursuant to the Purchase Agreement and the initial resale of the Securities by the Initial Purchasers in the manner contemplated by the Purchase Agreement and the Final Offering Memorandum (it being understood that no opinion is expressed as to any subsequent resale of the Securities or the shares of Common Stock issuable upon conversion of the Securities).

13.	The statements set forth in the Disclosure Package and the Final Offering Memorandum under the caption “Certain U.S. Federal Income Tax Considerations,” insofar as they purport to summarize matters of United States federal income tax laws or legal conclusions with respect thereto, accurately summarize in all material respects the matters referred to therein.
     Such counsel shall state that it has participated in conferences with certain officers and other representatives of the Company, representatives of the Initial Purchasers, counsel for the Initial Purchasers and representatives of the independent certified public accountants of the Company at which the contents of the Disclosure Package, the Final Offering Memorandum and related matters were reviewed and discussed and, although such counsel does not assume any responsibility for the accuracy, completeness or fairness of the Disclosure Package or the Final Offering Memorandum (except to the extent of such counsel’s statements in paragraphs 11 and 14 above), and has made no independent check or verification thereof, on the basis of the foregoing no facts have come to such counsel’s attention that have caused it to believe that:
     (i) the documents included in the Disclosure Package, all considered together, as of [•] [a.m./p.m.] New York time on October [•], 2011 (the “Applicable Time”), contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (it being understood that such counsel is not called upon to and does not comment on the financial statements and the notes thereto and financial statement schedules and other financial data derived from such financial statements or schedules included therein or omitted therefrom), or
     (ii) the Final Offering Memorandum, as of its date or as of the date hereof, contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (it being understood that such counsel is not called upon to and does not comment on the financial statements and the notes thereto and financial statement schedules and other financial data derived from such financial statements or schedules included therein or omitted therefrom).
We further advise that, based on the foregoing, to our knowledge, except as set forth in the Disclosure Package and the Final Offering Memorandum, there are no pending or threatened actions, suits or proceedings against the Company or its subsidiaries that we believe would have a material adverse effect on the business, results of operations, or financial condition of the Company and its subsidiaries, taken as a whole, or would materially and adversely affect the ability of the Company to perform its obligations under the Purchase Agreement, the Indenture and the Securities.